News Release
For Release April 21, 2021
9:00 A.M.

Contact:	D. Shawn Jordan, Executive Vice President & Chief Financial Officer or
Robin D. Brown, Executive Vice President & Chief Marketing Officer
(803) 951- 2265

First Community Corporation Announces First Quarter Results and Cash Dividend

Lexington, SC – April 21, 2021

Highlights for First Quarter 2021

•	Net income of $3.3 million
•	Pre-tax pre-provision earnings of $4.3 million
•	Diluted EPS of $0.43 per common share
•	Pure (non-CD) deposit growth, including customer cash management accounts, of $103.5 million, a 37.7% annualized growth rate
•	Total loan growth of $24.9 million during the quarter. Loan growth, excluding Paycheck Protection Program (PPP) loans and a related credit facility, was $7.7 million, a 3.9% annualized growth rate
•	Key credit quality metrics continued to be strong during the quarter with net loan charge-offs of $8 thousand, non-performing assets ratio of 0.38%, and past due loans of 0.04%
•	Mortgage revenue of $990 thousand
•	Investment advisory revenue of $877 thousand. Assets under management exceeded $519 million at March 31, 2021.
•	Cash dividend of $0.12 per common share, the 77th consecutive quarter of cash dividends paid to common shareholders
•	Share Repurchase authorization of 375,000 shares which was previously announced on April 12, 2021
•	J. Ted Nissen named President and Chief Banking Officer of First Community Bank as of March 1, 2021

Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, announced earnings and discussed the results of operations and the company’s activities during the first quarter of 2021.

First Community reported net income for the first quarter of 2021 of $3.3 million with diluted earnings per common share of $0.43. This compares to net income and diluted earnings per common share of $3.4 million and $0.46, respectively, on a linked quarter basis and $1.8 million and $0.24 year-over-year, respectively. Pre-tax pre-provision earnings during the first quarter of 2021 were $4.3 million. This compares to pre-tax pre-provision earnings of $4.6 million for fourth quarter of 2020 and pre-tax pre-provision earnings of $3.3 million for the first quarter of 2020.

Cash Dividend and Capital

The Board of Directors has approved a cash dividend for the first quarter of 2021 of $0.12 per common share. This dividend is payable on May 18, 2021 to shareholders of record of the company’s common stock as of May 4, 2021. First Community President and CEO, Mike Crapps commented, “The entire board is pleased that our performance enables the company to continue its cash dividend for the 77th consecutive quarter.”

On April 12, 2021, the Company announced that its Board of Directors approved the repurchase of up to 375,000 shares of its common stock, which represents approximately 5% of the Company’s 7,524,944 shares outstanding as of March 31, 2021. Under the repurchase plan, the Company may repurchase shares from time to time. Crapps noted, “This approved share repurchase provides us with some flexibility in managing capital going forward.”

Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At March 31, 2021, the bank’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 8.73%, 13.13%, and 14.26%, respectively. This compares to the same ratios as of March 31, 2020 of 9.91%, 13.35%, and 14.25%, respectively. As of March 31, 2021, the bank’s Common Equity Tier One ratio was 13.13% compared to 13.35% at March 31, 2020. Further, the company’s Tangible Common Equity to Tangible Assets ratio was 7.92% as of March 31, 2021 compared to 9.29% as of March 31, 2020.

Loan Portfolio Quality/Allowance for Loan and Lease Losses

The company’s asset quality metrics as of March 31, 2021 remained sound. The non-performing asset ratio was 0.38% of total assets with $5.6 million in non-performing assets compared to 0.50% and $7.0 million at December 31, 2020. Loans past due 30 days or more represented only 0.04% of the loan portfolio, down from 0.23% on a linked quarter. The ratio of classified loans plus OREO is 9.90% of total bank regulatory risk-based capital at March 31, 2021. During the first quarter, the bank experienced net loan charge-offs of $8 thousand. Other Loans Especially Mentioned decreased $4.3 million on a linked quarter and Substandard Loans increased the same amount, the result of the reclassification of one loan relationship. Rated loans as a percent of total loans declined on a linked quarter from 1.84% to 1.80%.

Mr. Crapps noted, “As a way to help our many local businesses and individuals navigate the challenges created by the pandemic, we proactively offered payment deferrals for up to 90 days to our loan customers.” The company reported that at its peak, there were payment deferments on loans totaling approximately $206.9 million (26.9% of the non-PPP loan portfolio). Loans in which payments were being deferred decreased to $8.7 million (1.1% of the non-PPP loan portfolio) at March 31, 2021. This is primarily the result of payments being restarted at the conclusion of their payment deferral period.

Even with strong credit quality metrics, due to the uncertainty of future credit losses related to the COVID-19 pandemic and its effect on local businesses, the bank recorded $177 thousand in provision expense in the first quarter of 2021 compared to $276 thousand in the fourth quarter of 2020 and $1.075 million in the first quarter of 2020. The ratio of the Allowance for Loan Loss to total loans increased to 1.22% at March 31, 2021 from 1.03% at March 31, 2020. Mr. Crapps commented, “Our credit metrics continue to indicate the current strong quality of our loan portfolio. This combined with the significant reduction in loans with payments deferred is good news for our company. At the same time, there is much unknown about the continued economic impact of the pandemic; therefore, we continue to prepare our balance sheet and our resources for an uncertain future.”

Balance Sheet

Total loans increased by $24.9 million during the first quarter of 2021. Non-PPP related loan growth including a related credit facility was $7.7 million in the first quarter of 2021, a 3.9% annualized growth rate. Non-PPP loan production was $40.2 million in the first quarter of 2021, which compares nicely to $33.5 million in the first quarter of 2020; however, growth was muted due to elevated payoffs and paydowns.

As of March 31, 2021, the bank had $64.7 million in PPP loans and a related credit facility on the balance sheet. First Community Bank President Ted Nissen noted, “As a community bank committed to the success of local businesses, we were pleased to be able to support our customers with access to the PPP funding. We are now in the process of working with our customers through the SBA forgiveness process. We anticipate this process will continue through year end and into 2022 while at the same time we wrap up the most recent round of PPP origination.”

Total deposits were $1.271 billion at March 31, 2021 compared to $1.189 billion at December 31, 2020. Pure deposits, which are defined as total deposits less certificates of deposits, increased $84 million, to $1.143 billion at March 31, 2021 from $1.059 billion at December 31, 2020, a 31.7% annualized growth rate. The bank had no brokered deposits and no listing services deposits at March 31, 2021. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, were $60.3 million at March 31, 2021 compared to $40.9 million at December 31, 2020, an increase of 47.4%. Costs of deposits decreased on a linked quarter basis to 0.17% in the first quarter of 2021 from 0.20% in the fourth quarter of 2020. Cost of funds also decreased on a linked quarter basis to 0.21% from 0.24% in the fourth quarter of 2020. Mr. Nissen commented, “A strength of our bank has been and continues to be our low-cost deposit base. The strong momentum in deposit growth we experienced during 2020 has continued into 2021. We have continued to grow pure deposits while at the same time further reducing our cost of deposits.”

Net Interest Income/Net Interest Margin

Net interest income was $10.6 million in the first quarter of 2021 compared to $10.7 million in the fourth quarter of 2020 and $9.4 million in the first quarter of 2020. The net interest margin, on a taxable equivalent basis, was 3.23% for the first quarter of 2021 compared to 3.31% in the fourth quarter of the 2020 and 3.55% in the first quarter of 2020. First quarter 2021 net interest margin, excluding PPP loans, on a tax equivalent basis was 3.16% compared to 3.28% in the fourth quarter of 2020. Mr. Shawn Jordan, Chief Financial Officer of First Community noted that “the excess liquidity in our balance sheet created by the additional stimulus programs weighed on our net interest margin during the first quarter of 2021.”

Non-Interest Income

Non-interest income for the first quarter of 2021 was $3.3 million, compared to $3.6 million in the fourth quarter of 2020 and $2.9 million in the first quarter of 2020. The mortgage line of business had fee revenue of $990 thousand in the first quarter of 2021 on production of $42.7 million. This compares to fee revenue and production year-over-year of $982 thousand and $35.3 million, respectively. While revenue was approximately equal to last year’s first quarter result, the gain-on-sale margin in the first quarter of 2021 was limited as we worked on certain loans not yet sold, in an effort to resolve processing and delivery issues. As we work to improve our mortgage processing and delivery efficiency, we anticipate the gain-on-sale margin will recover to more normal levels.

Revenue from the financial planning and investment advisory line of business increased 18.0% on a linked quarter basis to $877 thousand for the first quarter of 2021 compared to $743 thousand in the fourth quarter of 2020. Year over year, revenue increased 38.3% from $634 thousand in the first quarter of 2020. Assets Under Management (AUM) were $519.3 million at March 31, 2021 up from $501.0 million at December 31, 2020, an increase of 3.7% and up from $319.7 million at March 31, 2020, an increase of $62.4%.

Other non-interest income for the quarter includes $100 thousand from the collection of a summary judgment related to a loan charged off at a bank, which the company subsequently acquired.

Non-Interest Expense

Non-interest expense decreased on a linked quarter basis to $9.540 million in the first quarter of 2021 from $9.651 million in the fourth quarter of 2020. Salaries and employee benefit costs decreased $482 thousand on a linked quarter basis as the fourth quarter of 2020 included additional incentive accruals and higher mortgage commissions. Offsetting this were higher marketing expenses as this year’s marketing plan is concentrated in the early part of the year.

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, and Upstate, South Carolina markets as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipate”, “expects”, “intends”, “believes”, “may”, “likely”, “will” or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected including, but not limited to, due to the negative impacts and disruptions resulting from the outbreak of the novel coronavirus, or COVID-19, on the economies and communities we serve, which has had and may continue to have an adverse impact on our business, operations, and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act”; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (6) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; and (7) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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FIRST COMMUNITY CORPORATION
BALANCE SHEET DATA
(Dollars in thousands, except per share data)
	As of
	March 31,	December 31,	March 31,
	2021	2020	2020

Total Assets	$1,492,494	$1,395,382	$1,185,307
Other Short-term Investments[1]	88,389	46,062	25,637
Investment Securities	407,547	361,919	290,943
Loans Held for Sale	23,481	45,020	11,937
Loans
Paycheck Protection Program (PPP) Loans	61,836	42,242	—
Non-PPP Loans	807,230	801,915	749,529
Total Loans	869,066	844,157	749,529
Allowance for Loan Losses	10,563	10,389	7,694
Goodwill	14,637	14,637	14,637
Other Intangibles	1,063	1,120	1,378
Total Deposits	1,271,440	1,189,413	986,645
Securities Sold Under Agreements to Repurchase	60,319	40,914	46,041
Federal Home Loan Bank Advances	—	—	—
Junior Subordinated Debt	14,964	14,964	14,964
Shareholders’ Equity	132,687	136,337	124,614

Book Value Per Common Share	$17.63	$18.18	$16.70
Tangible Book Value Per Common Share	$15.55	$16.08	$14.55
Equity to Assets	8.89%	9.77%	10.51%
Tangible Common Equity to Tangible Assets	7.92%	8.74%	9.29%
Loan to Deposit Ratio (Includes Loans Held for Sale)	70.20%	74.76%	77.18%
Loan to Deposit Ratio (Excludes Loans Held for Sale)	68.35%	70.97%	75.97%
Allowance for Loan Losses/Loans	1.22%	1.23%	1.03%

Regulatory Capital Ratios (Bank):
Leverage Ratio	8.73%	8.84%	9.91%
Tier 1 Capital Ratio	13.13%	12.83%	13.35%
Total Capital Ratio	14.26%	13.94%	14.25%
Common Equity Tier 1 Capital Ratio	13.13%	12.83%	13.35%
Tier 1 Regulatory Capital	$122,854	$120,385	$114,308
Total Regulatory Capital	$133,417	$130,774	$122,002
Common Equity Tier 1 Capital	$122,854	$120,385	$114,308

1 Includes federal funds sold, securities sold under agreement to resell and interest-bearing deposits

Average Balances:	Three months ended
	March 31,	December 31,	March 31,
	2021	2020	2020

Average Total Assets	$1,435,259	$1,392,030	$1,176,350
Average Loans (Includes Loans Held for Sale)	886,379	892,771	753,659
Average Earning Assets	1,339,053	1,296,891	1,077,242
Average Deposits	1,208,081	1,181,772	969,377
Average Other Borrowings	78,266	63,620	70,332
Average Shareholders’ Equity	135,580	133,257	123,463

Asset Quality:	As of
	March 31,	December 31,	March 31,
	2021	2020	2020
Loan Risk Rating by Category (End of Period)
Special Mention	$3,507	$7,757	$3,950
Substandard	12,137	7,810	4,467
Doubtful	—	—	—
Pass	853,422	828,590	741,112
	$869,066	$844,157	$749,529
Nonperforming Assets
Non-accrual Loans	$4,520	$4,562	$1,739
Other Real Estate Owned and Repossessed Assets	1,076	1,201	1,481
Accruing Loans Past Due 90 Days or More	—	1,260	168
Total Nonperforming Assets	$5,596	$7,023	$3,388
Accruing Trouble Debt Restructurings	$1,515	$1,552	$1,635

	Three months ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Loans Charged-off	$16	$1	$1
Overdrafts Charged-off	8	37	22
Loan Recoveries	(8)	(22)	(9)
Overdraft Recoveries	(14)	(16)	(6)
Net Charge-offs (Recoveries)	$2	$—	$8
Net Charge-offs / (Recoveries) to Average Loans[2]	0.00%	0.00%	0.00%

2 Annualized

FIRST COMMUNITY CORPORATION
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
	Three months ended
	March 31,	December 31,	March 31,
	2021	2020	2020

Interest income	$11,218	$11,426	$10,710
Interest expense	651	739	1,293
Net interest income	10,567	10,687	9,417
Provision for loan losses	177	276	1,075
Net interest income after provision	10,390	10,411	8,342
Non-interest income
Deposit service charges	246	270	399
Mortgage banking income	990	1,600	982
Investment advisory fees and non-deposit commissions	877	743	634
Gain on sale of other assets	77	—	6
Other	1,106	991	907
Total non-interest income	3,296	3,604	2,928
Non-interest expense
Salaries and employee benefits	5,964	6,446	5,653
Occupancy	730	651	643
Equipment	275	303	318
Marketing and public relations	396	100	354
FDIC assessment	169	137	42
Other real estate expenses	29	47	35
Amortization of intangibles	57	68	105
Other	1,920	1,899	1,888
Total non-interest expense	9,540	9,651	9,038
Income before taxes	4,146	4,364	2,232
Income tax expense	891	928	438
Net income	$3,255	$3,436	$1,794

Per share data
Net income, basic	$0.44	$0.46	$0.24
Net income, diluted	$0.43	$0.46	$0.24

Average number of shares outstanding - basic	7,475,522	7,463,583	7,427,257
Average number of shares outstanding - diluted	7,522,568	7,503,184	7,472,956
Shares outstanding period end	7,524,944	7,500,338	7,462,247

Return on average assets	0.92%	0.98%	0.61%
Return on average common equity	9.74%	10.26%	5.84%
Return on average common tangible equity	11.01%	11.64%	6.72%
Net interest margin (non taxable equivalent)	3.20%	3.28%	3.52%
Net interest margin (taxable equivalent)	3.23%	3.31%	3.55%
Efficiency ratio[1]	69.16%	67.05%	72.79%

1 Calculated by dividing non-interest expense by net interest income on a tax equivalent basis and non interest income, excluding gain on sale of other assets and other non-recurring noninterest income.

FIRST COMMUNITY CORPORATION
Yields on Average Earning Assets and
Rates on Average Interest-Bearing Liabilities

	Three months ended March 31, 2021			Three months ended March 31, 2020
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans
PPP loans	$55,540	$684	4.99%	$—	$—	NA
Non-PPP loans	830,839	8,767	4.28%	753,659	8,827	4.71%
Total loans	886,379	9,451	4.32%	753,659	8,827	4.71%
Securities	373,340	1,734	1.88%	286,332	1,726	2.42%
Other short-term investments	79,334	33	0.17%	37,251	157	1.70%
Total earning assets	1,339,053	11,218	3.40%	1,077,242	10,710	4.00%
Cash and due from banks	18,429			15,032
Premises and equipment	34,351			35,002
Goodwill and other intangibles	15,726			16,063
Other assets	38,124			39,691
Allowance for loan losses	(10,424)			(6,680)
Total Assets	$1,435,259			$1,176,350

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$277,476	$58	0.08%	$216,198	$103	0.19%
Money market accounts	254,412	141	0.22%	198,292	350	0.71%
Savings deposits	125,981	19	0.06%	103,776	29	0.11%
Time deposits	160,321	301	0.76%	169,397	537	1.27%
Other borrowings	78,266	132	0.68%	70,332	274	1.57%
Total interest-bearing liabilities	896,456	651	0.29%	757,995	1,293	0.69%
Demand deposits	389,891			281,714
Other liabilities	13,332			13,178
Shareholders’ equity	135,580			123,463
Total liabilities and shareholders’ equity	$1,435,259			$1,176,350

Cost of deposits, including demand deposits			0.17%			0.42%
Cost of funds, including demand deposits			0.21%			0.50%
Net interest spread			3.11%			3.31%
Net interest income/margin - excluding PPP loans		$9,883	3.12%		$9,417	3.52%
Net interest income/margin - including PPP loans		$10,567	3.20%		$9,417	3.52%
Net interest income/margin (tax equivalent) - excl. PPP loans		$9,991	3.16%		$9,495	3.55%
Net interest income/margin (tax equivalent) - incl. PPP loans		$10,675	3.23%		$9,495	3.55%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	March 31,	December 31,	March 31,
Tangible book value per common share	2021	2020	2020
Tangible common equity per common share (non-GAAP)	$15.55	$16.08	$14.55
Effect to adjust for intangible assets	2.08	2.10	2.15
Book value per common share (GAAP)	$17.63	$18.18	$16.70
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	7.92%	8.74%	9.29%
Effect to adjust for intangible assets	0.97%	1.03%	1.22%
Common equity to assets (GAAP)	8.89%	9.77%	10.51%

	Three months ended
	March 31,	December 31,	March 31,
Return on average tangible common equity	2021	2020	2020
Return on average tangible common equity (non-GAAP)	11.01%	11.64%	6.72%
Effect to adjust for intangible assets	(1.27)%	(1.38)%	(0.88)%
Return on average common equity (GAAP)	9.74%	10.26%	5.84%

	Three months ended
	March 31,	December 31,	March 31,
Pre-tax, pre-provision earnings	2021	2020	2020
Pre-tax, pre-provision earnings (non-GAAP)	$4,323	$4,640	$3,307
Effect to adjust for pre-tax, pre-provision earnings	(1,068)	(1,204)	(1,513)
Net income (GAAP)	$3,255	$3,436	$1,794

	Three months ended
	March 31,
Net interest margin excluding PPP Loans	2021	2020
Net interest margin excluding PPP loans (non-GAAP)	3.12%	3.52%
Effect to adjust for PPP loans	0.08%	N/A
Net interest margin (GAAP)	3.20%	3.52%

	Three months ended
	March 31,	December 31,	March 31,
Net interest margin on a tax-equivalent basis excluding PPP Loans	2021	2020	2020
Net interest margin on a tax-equivalent basis excluding PPP loans (non-GAAP)	3.16%	3.28%	3.55%
Effect to adjust for PPP loans	0.07%	0.03%	N/A
Net interest margin on a tax equivalent basis (GAAP)	3.23%	3.31%	3.55%

	March 31,	March 31,	Growth	Annualized Growth
Loans and loan growth	2021	2020	Dollars	Rate
Non-PPP Loans and Related Credit Facilities (non-GAAP)	$804,377	749,529	54,848	7.3%
PPP Related Credit Facilities	2,853	0	2,853	N/A
Non-PPP Loans (non-GAAP)	$807,230	$749,529	$57,701	7.7%
PPP Loans	61,836	0	61,836	N/A
Total Loans (GAAP)	$869,066	$749,529	$119,537	15.9%

	March 31,	December 31,	Growth	Annualized Growth
Loans and loan growth	2021	2020	Dollars	Rate
Non-PPP Loans and Related Credit Facilities (non-GAAP)	$804,377	796,727	7,650	3.9%
PPP Related Credit Facilities	2,853	5,188	(2,335)	(182.5)%
Non-PPP Loans (non-GAAP)	$807,230	$801,915	$5,315	2.7%
PPP Loans	61,836	42,242	19,594	188.1%
Total Loans (GAAP)	$869,066	$844,157	$24,909	12.0%

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Return on average tangible common equity,” “Pre-tax, pre-provision earnings,” “Net interest margin excluding PPP Loans,” “Net interest margin on a tax-equivalent basis excluding PPP Loans,” “Non-PPP Loans and Related Credit Facilities,” and “Non-PPP Loans.”

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.
•	“Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets.
•	“Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense.
•	“Net interest margin excluding PPP Loans” is defined as annualized net interest income less annualized interest income on PPP Loans divided by average earning assets less the average balance of PPP Loans.
•	“Net interest margin on a tax-equivalent basis excluding PPP Loans” is defined as annualized net interest income on a tax-equivalent basis less annualized interest income on PPP Loans divided by average earning assets less the average balance of PPP Loans.
•	“Non-PPP Loans and Related Credit Facilities” is defined as Total Loans less PPP Related Credit Facilities and PPP Loans.
•	“Non-PPP Loans” is defined as Total Loans less PPP Loans.
•	“Non-PPP Loans and Related Credit Facilities Growth - Dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans and PPP Related Credit Facilities. “Non-PPP Loans and Related Credit Facilities – Annualized Growth Rate” is calculated by (i) dividing “Non-PPP Loans and Related Credit Facilities Loan Growth - Dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period Non-PPP Loans and Related Credit Facilities balance.
•	“Non-PPP Loans Growth - Dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans. “Non-PPP Loans – Annualized Growth Rate” is calculated by (i) dividing “Non-PPP Loans Loan Growth - Dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period Non-PPP Loans balance.

Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.